EXHIBIT 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Prospectus of Renasant Corporation and to the incorporation by reference therein of our report dated February 3, 2006 with respect to the consolidated financial statements of Capital Bancorp, Inc. included in its Annual Report (Form 10-K) as of December 31, 2005 and for the two-year period ended December 31, 2005, as amended, filed with the Securities and Exchange Commission.

/s/ Maggart & Associates, P.C.

Maggart & Associates, P.C.

Nashville, Tennessee

March 20, 2007